FORM S-8
    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         Net Lnnx, Inc.
     (Exact name of registrant as specified in its charter)

    Pennsylvania                                 23-1726390
(State or other jurisdiction of               (I. R. S. Employer
incorporation or organization)                Identification No.)

  324 Datura Street, Suite 200 West Palm Beach, Florida   33401
       (Address of Principal Executive Offices)(Zip Code)

                  Net Lnnx, Inc. 1998 Stock Plan
                    (Full title of the plan)

                      Ronald W. Hayes, Jr.
   324 Datura Street, Suite 200, West Palm Beach, FL 33401
            (Name and address of agent for service)

                         (561) 659-1196
 (Telephone number, including area code, of agent for service)

                 Calculation of Registration Fee

Title of       Amount      Proposed            Proposed            Amount of
Securities to  to be       Maximum Offering    Maximum Aggregate   Registration
be Registered  Registered  Price Per Share     Offering Price      Fee

Common Stock,
no par value   1,000,000       $0.59 (1)        $ 590,000           $ 174.00
_______________


(1) Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, the proposed maximum offering price per share and the registration fee relating to these shares of Common Stock being registered have been based on the average of the bid and ask prices of the Common Stock as reported on the over-the-counter trading market on June 12, 1998.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission by the Corporation are incorporated herein by reference as of their respective dates as set forth therein:

      (a)   The Corporation's Form 10-KSB for the fiscal year
            ended December 31, 1997 filed April 3, 1998.
      (b)   The Corporation's Form 10-KSB/A for the fiscal year
            ended December 31, 1997 filed April 17, 1998.
      (c)   The Corporation's Form 10-QSB filed May 14, 1998.
      (d)   The Corporation's Form NT 10-K filed March 27, 1998.
      (e)   The Corporation's Form S-8 POS filed May 27, 1998.

     All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which registers all such securities remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Report to Shareholders

     The Corporation furnishes its stockholders with annual reports containing consolidated financial statements that have been examined and reported upon, with an opinion expressed by independent certified public accountants, and quarterly reports containing unaudited summaries of financial information for the first three quarters of each fiscal year.

Description of Common Stock

     The Corporation is authorized to issue 20,000,000 shares of Common Stock, no par value. Each share of Common Stock is entitled to share pro rata in dividends and distributions, if any, with respect to the Common Stock, when and if declared by the Board of Directors, from funds legally available therefor. No holder of any shares of Common Stock has any preemptive or similar right to subscribe for any securities of the Corporation. Upon liquidation, dissolution or winding up of the Corporation and after payment of creditors, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. The holders of shares of Common Stock are entitled to cumulative voting in the election of directors; otherwise, with respect to all other matters that are required by law to be submitted to stockholders, they are entitled to one vote per share. Accordingly, if no person exercises their cumulative voting rights, stockholders representing more than 50% of the outstanding shares will have the ability to elect all of the Directors.

Description of Securities

     Not Applicable.

Interests of Named Experts and Counsel.

     David M. Bovi, Esquire, the sole shareholder of David M. Bovi, P.A., the law firm issuing the Opinion of Counsel as to the Legality of Securities Being Registered, owns shares of the Corporation's Common Stock which are presently valued at less than $50,000. Mr. Bovi may receive additional shares of the Corporation's Common Stock in exchange for services rendered to the Corporation, which may cause the total aggregate value of Mr. Bovi's shares of the Corporation's Common Stock to exceed $50,000.

Indemnification of Directors and Officers.

     Section 1741 of the Pennsylvania Business Corporation Statutes provides Pennsylvania business corporations the power, unless otherwise restricted in its bylaws, to indemnify any person was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

Exemption From Registration Claimed

     Not Applicable.

Exhibits

     Exhibit
     Number    Description

     5.1 Opinion of counsel as to legality of securities being registered.

     23.1       Consent of independent auditors.

     23.2       Consent of counsel (contained in Exhibit 5.1).

Undertakings.

     The undersigned Registrant hereby undertakes to:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      2. That, for the purpose of determining any liability under the Securities Act of 1933 ("Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm
Beach, State of Florida, on June 15, 1998.

Net Lnnx, Inc.

  By:/s/Ronald W. Hayes, Jr.
     Ronald W. Hayes, Jr.
     Director, President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

  By:/s/Ronald W. Hayes, Jr.
     Ronald W. Hayes, Jr.
     Director, President
     June 15, 1998


  By:/s/William R. Colucci
     William R. Colucci
     Director, Executive Vice President
     June 15, 1998

                            PART III

                      INDEX TO EXHIBITS

EXHIBIT
NUMBER   EXHIBIT                                          PAGE


5.1      Opinion of counsel as to legality of             E-1
         securities being registered.

23.1     Consent of independent auditors.                 E-2

23.2     Consent of counsel (contained in Exhibit 5.1).

              [LETTERHEAD OF DAVID M. BOVI, P.A.]



                         June 15, 1998


Net Lnnx, Inc.
324 Datura Street, Suite 200
West Palm Beach, Florida 33401

         Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Net Lnnx, Inc., a Pennsylvania corporation (the "Company"), with the Securities and Exchange Commission on or about June 15, 1998, in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of your Common Stock (the "Shares"), which are reserved for issuance pursuant to the Net Lnnx, Inc. 1998 Stock Plan (the "Plan"). As your legal counsel in connection with this transaction, we have examined the proceedings taken or proposed to be taken by you in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plan.

     It is our opinion that, upon completion of the proceedings being taken or contemplated to be taken by the Company prior to the issuance and sale of the Shares pursuant to the Plan, the Shares, when issued and sold in the manner referred to in the Plan, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and any subsequent amendment thereto.

                               Very truly yours,



                               DAVID M. BOVI, P.A.